Exhibit 99.1

Company Contact:

Mark Donohue

Sr. Director

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories Fourth Quarter 2011 EPS Increases 74% to $0.33

-Fourth Quarter 2011 Revenues Increased 60% to $159 million-

HAYWARD, Calif. (February 28, 2012) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported fourth quarter and full year ended December 31, 2011 financial results.

Fourth Quarter 2011 Results

•	Total revenues increased to $158.6 million, compared to $99.1 million in the prior year period primarily due to higher sales of generic Adderall XR®.

•	Net income increased to $21.9 million, or $0.33 per diluted share, compared to $12.4 million, or $0.19 per diluted share, in the prior year period.

•	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), increased to $40.4 million compared to $16.8 million in the prior year period.

Full Year 2011 Results

•

Total revenues decreased to $512.9 million compared to $879.5 million in the prior year. The decline was due to significantly reduced sales of generic Flomax®, as the Company had contractual market exclusivity for this generic product for an eight-week period in 2010, during which the Company was able to achieve high market share penetration. Full year 2010 also included $196.4 million of generic Rx Partner revenues due to the change in accounting for the Teva Agreement as described below.

•

Net income was $65.5 million, or $0.97 per diluted share, compared to $250.4 million, or $3.82 per diluted share, in the prior year. The decline was primarily attributable to lower generic Flomax® sales and the change in accounting for the Teva Agreement.

•

Adjusted net income, excluding the change in accounting for the Teva Agreement, decreased to $65.5 million, or $0.97 per diluted share, compared to adjusted net income of $186.7 million, or $2.85 per diluted share, in the prior year, primarily attributable to lower generic Flomax® sales.

•	Adjusted EBITDA, was $125.6 million compared to $316.1 million in the prior year.

Please refer to “Non-GAAP Financial Measures” below for a reconciliation of GAAP to non-GAAP items.

“Our improved fourth quarter 2011 results were driven by the receipt of product shipments from our third-party supplier of generic Adderall XR®,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc. “The supply helped us alleviate some of the customer backorder for the product. We continue to pursue every available means to acquire sufficient product to meet strong demand.”

Dr. Hsu continued, “Throughout 2011, we continued to focus on internal and external growth initiatives. Our internal generic pipeline of pending products continues to expand with 45 ANDAs pending at the FDA. We are also expanding our generic partnership portfolio of alternate dosage form products. All of these opportunities have the potential to generate growth within our generics portfolio in the years ahead.”

Dr. Hsu concluded, “We are also excited about the prospects that our brand business offers from both our research efforts and business development initiatives. Our New Drug Application for IPX066 was accepted by the FDA and the process to prepare for launch upon approval is well underway. In addition, our License Agreement for Zomig® will contribute meaningfully to our 2012 and 2013 financial performance. We will continue to actively pursue generic and branded internally developed products and business development candidates that offer long term growth opportunities.”

Segment Information – Fourth Quarter and Full Year 2011

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products & services) and the Impax Pharmaceuticals Division (brand products & services) and does not allocate general corporate services to either segment.

Global Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Global Product sales, net	$142,694	$85,630	$443,818	$624,963
Rx Partner (a)	6,164	3,773	26,333	217,277
OTC Partner	1,015	2,449	5,021	8,888
Research Partner	3,384	3,385	16,538	13,539

Total Revenues	153,257	95,237	491,710	864,667
Cost of revenues	78,086	45,854	242,713	328,163

Gross profit	75,171	49,383	248,997	536,504

Operating expenses:
Research and development	11,441	11,703	46,169	44,311
Patent litigation	1,409	1,599	7,506	6,384
Selling, general and administrative	3,219	4,254	13,157	15,404

Total operating expenses	16,069	17,556	66,832	66,099

Income from operations	$59,102	$31,827	$182,165	$470,405

(a)	In 2010, the Company materially modified its Strategic Alliance Agreement with Teva and applied the revised revenue recognition standards of FASB ASC 605-25 Multiple Element Arrangements. Application of the revised standards resulted in the recognition of previously deferred net revenue that would have been recognized over the remaining life of the Teva agreement under the prior standards.

The following table reflects the impact on the Global Pharmaceuticals Division results for the year ended December 31, 2010 due to the change in revenue recognition under the Company’s Strategic Alliance Agreement with Teva.

(Unaudited, amounts in thousands)	Twelve Months Ended December 31, 2010
	As Reported	Impact of change	Adjusted
Global Pharmaceuticals Division revenues	$864,667	$196,440	$668,227
Rx Partner revenues	217,277	196,440	20,837
Cost of revenues	328,163	95,426	232,737
Gross profit	536,504	101,014	435,490
Income from operations	$470,405	$101,014	$369,391

Fourth Quarter 2011

Global Pharmaceuticals Division revenues increased $58.1 million to $153.3 million in the fourth quarter 2011, compared to $95.2 million in the prior year, due to higher Global Product sales, net, and Rx Partner sales.

For the fourth quarter 2011, Global Product sales, net, were $142.7 million, up $57.1 million from the prior year primarily due to higher sales of authorized generic Adderall XR® products ($84.2 million in the fourth quarter 2011 compared to $29.5 million in the prior year). Due to the inconsistency of product shipments, as well as on-going litigation with the Company’s supplier, the Company is not in a position to provide sales expectations for generic Adderall XR®. Consistent with prior quarters, sales of generic Adderall XR® will depend upon the amount of product received by the Company.

Rx Partner revenues in the fourth quarter 2011 increased $2.4 million to $6.2 million, compared to the prior year, primarily due to the receipt of profit share earned by the Company under the Teva Agreement.

Gross profit of $75.2 million represented a 49% gross margin in the fourth quarter 2011, and was lower than the gross margin of 52% for the prior year primarily due to higher sales of certain lower margin products in the fourth quarter 2011.

Total generic operating expenses in the fourth quarter 2011 decreased $1.5 million to $16.1 million, compared to the prior year, due to lower spending on selling, general and administrative expenses.

Full Year 2011

Global Pharmaceuticals Division revenues, excluding the 2010 change in accounting for the Teva agreement as noted above, declined $176.5 million to $491.7 million for the full year 2011, compared to the prior year, due to lower Global Product sales, net.

For the full year 2011, Global Product sales, net, were $443.8 million, down $181.2 million, compared to $625.0 million in the prior year, due to significantly reduced sales of generic Flomax® ($8.0 million in 2011 compared to $215.0 million in 2010), partially offset by higher sales of other Global label products, net.

Rx Partner revenues, excluding the 2010 change in accounting for the Teva agreement as noted above, increased $5.5 million to $26.3 million for the full year 2011, compared to the prior year. The increase was due to the receipt of profit share earned by the Company under the Teva Agreement.

Gross profit of $249.0 million represented a 51% gross margin for the full year 2011, and was lower than the prior year’s adjusted gross margin excluding the 2010 change in accounting for the Teva agreement of 65% (unadjusted gross margin was 62% in 2010), primarily due to higher sales of generic Flomax® in 2010.

Total generic operating expenses of $66.8 million for the full year 2011 increased slightly over the prior year.

Impax Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Rx Partner	$1,437	$—	$5,750	$—
Promotional Partner	3,535	3,535	14,140	14,073
Research Partner	330	330	1,319	769

Total revenues	5,302	3,865	21,209	14,842
Cost of revenues	3,071	2,803	11,911	12,083

Gross profit	2,231	1,062	9,298	2,759

Operating expenses:
Research and development	8,952	11,256	36,532	41,912
Selling, general and administrative	3,319	1,033	7,435	3,510

Total operating expenses	12,271	12,289	43,967	45,422

Loss from operations	$(10,040)	$(11,227)	$(34,669)	$(42,663)

Fourth Quarter 2011

Impax Pharmaceuticals Division revenues in the fourth quarter 2011 increased $1.4 million to $5.3 million over the prior year, due to the addition of Rx Partner revenues.

In the fourth quarter 2011, the Company recognized $1.4 million of Rx Partner revenues related to the $11.5 million up-front payment (amortized over 24 months) received under the License, Development and Commercialization Agreement with Glaxo Group Limited which commenced in December 2010.

Total brand operating expenses in the fourth quarter 2011 were flat compared to the prior year.

Full Year 2011

Impax Pharmaceuticals Division revenues for the full year 2011 increased $6.4 million to $21.2 million over the prior year, due to the addition of Rx Partner revenues.

For the full year 2011, the Company recognized $5.8 million of Rx Partner revenues related to the $11.5 million up-front payment (amortized over 24 months) received under the License, Development and Commercialization Agreement with Glaxo Group Limited which commenced in December 2010.

Total brand operating expenses for the full year 2011 decreased $1.5 million to $44.0 million, compared to the prior year, due to a decline in research and development expenses, partially offset by higher selling, general and administrative expenses.

Corporate and Other

(unaudited, amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
General and administrative expenses	$13,533	$10,907	$47,885	$34,418

Loss from operations	$(13,533)	$(10,907)	$(47,885)	$(34,418)

Fourth Quarter 2011

General and administrative expenses in the fourth quarter 2011 increased $2.6 million compared to the prior year primarily due to an increase in legal fees and compensation expenses.

Full Year 2011

General and administrative expenses for the full year 2011 increased $13.5 million compared to the prior year, primarily due to an increase in legal fees, compensation expenses and information technology systems related expenses.

Cash and Short-term Investments

Cash and short-term investments were $346.4 million as of December 31, 2011, as compared to $348.4 million as of December 31, 2010.

2012 Financial Outlook

The Company’s 2012 financial outlook which was last updated on February 1, 2012 is noted below.

•	Gross margins as a percent of total revenues of approximately 60%.

•

Total research and development (R&D) expenses across the generic and brand divisions to approximate $89.0 million with generic R&D of approximately $48.0 million and brand R&D of approximately $41.0 million.

•	Patent litigation expenses of approximately $10.0 million.

•	Selling, general and administrative (SG&A) expenses of approximately $113.0 million.

•	Effective tax rate of approximately 36%.

•	Capital expenditures of approximately $78.0 million.

Conference Call Information

The Company will host a conference call on February 28, 2012 at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers). The access conference code is 47067474.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets third-party branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, the ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer or a reduction in sales of any significant product, the impact of competition, the ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the effect of foreign economic, political, legal and other risks on operations abroad, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, the ability to successfully conduct clinical trials, reliance on alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the pharmaceuticals and healthcare industries, the regulatory environment, the ability to protect the Company’s intellectual property, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Global Pharmaceuticals Division	$153,257	$95,237	$491,710	$864,667
Impax Pharmaceuticals Division	5,302	3,865	21,209	14,842

Total Revenues	158,559	99,102	512,919	879,509
Cost of revenues	81,157	48,657	254,624	340,246

Gross profit	77,402	50,445	258,295	539,263

Operating expenses:
Research and development	20,393	22,959	82,701	86,223
Patent litigation	1,409	1,599	7,506	6,384
Selling, general and administrative	20,071	16,194	68,477	53,332

Total operating expenses	41,873	40,752	158,684	145,939

Income from operations	35,529	9,693	99,611	393,324
Other expense, net	(2,119)	(182)	(2,589)	(315)
Interest income	270	357	1,149	1,037
Interest expense	(76)	(59)	(157)	(167)

Income before income taxes	33,604	9,809	98,014	393,879
Provision for income taxes	11,772	(2,594)	32,616	143,521

Net income before noncontrolling interest	21,832	12,403	65,398	250,358
Add back loss attributable to noncontrolling interest	30	19	97	60

Net Income	$21,862	$12,422	$65,495	$250,418

Net Income per share:
Basic	$0.34	$0.20	$1.02	$4.04

Diluted	$0.33	$0.19	$0.97	$3.82

Weighted average common shares outstanding:
Basic	64,687,753	62,807,768	64,126,855	62,037,908
Diluted	67,029,407	66,210,101	67,319,989	65,565,132

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$104,419	$91,796
Short-term investments	241,995	256,605
Accounts receivable, net	153,773	82,054
Inventory, net	54,177	44,549
Deferred product manufacturing costs	1,413	2,012
Deferred income taxes	37,853	39,271
Prepaid expenses and other current assets	6,305	4,407

Total current assets	599,935	520,694

Property, plant and equipment, net	118,158	106,280
Deferred product manufacturing costs	7,433	8,223
Other assets	40,759	30,547
Goodwill	27,574	27,574

Total assets	$793,859	$693,318

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,955	$18,812
Accrued expenses	70,116	75,181
Accrued profit sharing and royalty expenses	40,766	14,147
Deferred revenue	23,024	18,276

Total current liabilities	156,861	126,416

Deferred revenue	17,131	44,195
Other liabilities	16,861	14,558

Total liabilities	190,853	185,169
Total stockholders’ equity	603,006	508,149

Total liabilities and stockholders’ equity	$793,859	$693,318

Impax Laboratories, Inc.

Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$65,495	$250,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,682	12,649
Amortization of Credit Agreement deferred financing costs	28	25
Bad debt expense	163	277
Deferred income taxes	13,463	42,662
Tax benefit related to the exercise of employee stock options	(6,535)	(6,172)
Change in accrual for uncertain tax positions	178	280
Deferred revenue	2,568	35,704
Deferred product manufacturing costs	(1,721)	(10,640)
Recognition of deferred revenue	(25,579)	(230,951)
Amortization deferred product manufacturing costs	3,111	108,648
Accrued profit sharing and royalty expense	107,760	101,247
Profit sharing and royalty payments	(81,145)	(140,794)
Share-based compensation expense	12,685	10,714
Accretion of interest income on short-term investments	(870)	(638)
Payments of accrued litigation settlements	—	(5,865)
Changes in assets and liabilities:
Accounts receivable	(71,882)	103,523
Inventory	(9,628)	4,581
Prepaid expenses and other assets	(17,627)	(12,092)
Accounts payable and accrued expenses	(2,042)	(17,896)
Other liabilities	2,254	4,081

Net cash provided by operating activities	6,358	249,761

Cash flows from investing activities:
Purchase of short-term investments	(359,646)	(403,086)
Maturities of short-term investments	375,126	205,718
Purchases of property, plant and equipment	(30,524)	(16,267)

Net cash used in investing activities	(15,044)	(213,635)

Cash flows from financing activities:
Tax benefit related to the exercise of employee stock options	6,535	6,172
Proceeds from exercise of stock options and ESPP	14,774	17,728

Net cash provided by financing activities	21,309	23,900

Net increase in cash and cash equivalents	12,623	60,026
Cash and cash equivalents, beginning of year	91,796	31,770

Cash and cash equivalents, end of year	$104,419	$91,796

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Total adjusted net income, adjusted net income per diluted share and adjusted EBITDA, are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, and net income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of adjusted net income, adjusted net income per diluted share and adjusted EBITDA, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

(Unaudited, in millions, except per share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net income	$21.9	$12.4	$65.5	$250.4
Adjusted to add (deduct):
Employee severance	—	0.7	—	0.7
Change in accounting principle	—	—	—	(101.0)
Income tax effect	—	(0.2)	—	36.6

Adjusted net income	$21.9	$12.9	$65.5	$186.7

Adjusted net income per diluted share	$0.33	$0.19	$0.97	$2.85
Net income per diluted share	$0.33	$0.19	$0.97	$3.82

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles reported net income to adjusted EBITDA.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net income	$21.9	$12.4	$65.5	$250.4
Adjusted to add (deduct):
Interest income	(0.3)	(0.4)	(1.1)	(1.0)
Interest expense	0.1	0.1	0.2	0.2
Depreciation, amortization and other	3.8	3.6	15.7	12.6
Income taxes	11.8	(2.6)	32.6	143.5

EBITDA	37.3	13.1	112.9	405.7

Adjusted to add (deduct):
Share-based compensation	3.1	3.0	12.7	10.7
Employee severance	—	0.7	—	0.7
Change in accounting principle (a)	—	—	—	(101.0)

Adjusted EBITDA	$40.4	$16.8	$125.6	$316.1

(a)	Material Modification to Teva Agreement

In July 2010, the Company entered into a material modification of its Strategic Alliance Agreement with Teva, and as a result the Company will apply the revised accounting standards of FASB ASC 605-25 Multiple Element Arrangements (“ASC 605-25”) which became effective for agreements entered into or materially modified on or after June 15, 2010, to its recognition of revenue under the Teva Agreement. The Company applied the accounting principles of ASC 605-25 on a prospective basis beginning in the quarter ended September 30, 2010. For the twelve months ended December 31, 2010, the application of ASC 605-25 resulted in recognition of previously deferred revenue and related costs, with the effect of increasing Rx Partner revenue by $196.4 million and increasing cost of revenues by $95.4 million. Diluted earnings per share increased by approximately $0.98 for the twelve months ended December 31, 2010, respectively, as a result of the prospective application of ASC 605-25.